Exhibit 99.1

Alternative Resources Corporation
600 Hart Road
Suite 300
Barrington, IL 60010
OTCBB: ALRC

CONTACT:

Steven Purcell
Chief Financial Officer
(847) 381-6701, Ext. 4251

FOR IMMEDIATE RELEASE

ALTERNATIVE RESOURCES CORPORATION ANNOUNCES THE RESIGNATION OF GEORGE W. WATTS AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

BARRINGTON, IL, November 25, 2003 - Alternative Resources Corporation (ARC) (OTCBB: ALRC), a leading provider of information technology services, today announced that George W. Watts has resigned as President and Chief Executive Officer in order to pursue other interests. Mr. Watts has also resigned as a member of the Board of Directors. Effective immediately, the Board of Directors has appointed Robert P. Stanojev as President and Chief Executive Officer.

Mr. Stanojev, currently the Company’s Chairman of the Board, brings over 30 years of experience in the consulting industry. As a Senior Partner, Stanojev was the chief sales and marketing executive for Ernst & Young’s consulting business. During his tenure the firm achieved unparalleled business growth with annual sales going from $300 million to over $3 billion. He was credited with building a sales and account management culture that enabled the company to gain share in a very competitive market. Following the acquisition of Ernst & Young’s consulting business in 2000 by Cap Gemini, Stanojev served as a Vice-President.

About ARC

ARC is a leading provider of information technology solutions and staffing services. The company has developed a significant, high quality business in the IT solutions and staffing industry with an emphasis on Help Desk, Desktop Support and Technology Deployment Service offerings. Operating in most major metropolitan areas across the US, the company

ALTERNATIVE RESOURCES CORPORATION

serves Fortune 1000 and mid-sized clients.  A nationwide integrated network of field sales, recruiting and a service personnel delivers high quality solutions across the desktop technology lifecycle and provides IT professionals to clients on a near real-time basis, ready to be fully integrated into a broad range of technology environments.

Forward Looking Statement

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, including, but not limited to attract and retain qualified technology professionals, to initiate and develop client relationships, to identify and respond to trends in information technology, to gain market acceptance of service offerings, to complete cost reductions and competitive influences as well as other risks described from time to time in the company’s filings with the Securities and Exchange Commission. Although the Company has used its best efforts to be accurate in making those forward-looking statements, there can be no assurance that the assumptions made by management will materialize. In addition, the information set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2002, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. The Company undertakes no obligation to publicly revise or update the forward-looking statements to reflect new information, subsequent events or otherwise. The above statements are based exclusively on current expectations and do not include the potential impact of any business combinations or divestitures that may be completed after the date of this release.